Exhibit 10.8

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AGREEMENT
STOCK APPRECIATION RIGHT AWARD

Employee:	[INSERT NAME]
Award:	Stock Appreciation Right equal to [INSERT NUMBER] shares of Tyson Foods, Inc. Class A common stock, $.10 par value per share.
Grant Date:	[GRANT DATE]
Base Price per Share:	$ [GRANT PRICE]
Exercise Period:	Earlier of (i) the tenth (10th) anniversary of the Grant Date or (ii) as otherwise defined herein.
Exercise Right:	This Stock Appreciation Right may only be exercised as to its vested portion pursuant to the schedule below and as described herein.
Vesting Schedule:

Vesting Date	Percent of Award Vested
Grant Date Anniversary, Year one (1) Grant Date Anniversary, Year two (2) Grant Date Anniversary, Year three (3)	One-third (1/3) One-third (1/3) One-third (1/3)

Exhibit 10.8

This Award is granted on the Grant Date by [GRANTING ENTITY] (“Tyson”) to the Employee (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (as amended, the “Plan”). Unless otherwise defined herein, all capitalized terms in this Stock Appreciation Right Incentive Award Agreement (this “Award Agreement”) shall have the meanings stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Vesting.

2.1.
Vesting Schedule and Forfeiture. Those Awards which have become vested pursuant to the Vesting Schedule shall be considered as fully earned and exercisable by you, subject to the further provisions of this Section 2. Any Awards which do not become vested in accordance with the Vesting Schedule as of your Termination of Employment with Tyson and/or its affiliates or the provisions of this Section 2 will be forfeited back to Tyson.

2.2.
Death, Disability or Retirement. In the event your employment with Tyson is terminated due to death, Disability or, subject to your timely execution and non-revocation of a Waiver and Release Agreement, Retirement, you will be fully vested in your Award. For purposes of this Award Agreement, “Retirement” shall mean your voluntary or involuntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the date you attain age 62.

2.3.
Change in Control. Upon a Change in Control, all unvested rights under the Award shall become fully vested on the earlier of: (i) the date you are involuntarily terminated without Cause or (ii) sixty (60) days after the Change in Control. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson Foods, Inc. or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

2.4.
Definitions. For purposes of this Award Agreement, “Cause” and “Waiver and Release Agreement” shall have the same meanings as set forth in the Tyson Foods Severance Pay Plan for Non-Contracted Employees.

3.
Time of Exercise of Award. Your Award will be exercisable upon the Vesting Dates set forth herein. In the event of your Termination of Employment, your vested Award shall no longer remain exercisable, except as follows:

Exhibit 10.8

3.1.
Termination of Employment. Except as provided in Section 3.2, in the event of your Termination of Employment, your vested Award will remain exercisable for a period of three months from the Termination of Employment, but not longer than 10 years from the Grant Date.

3.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or Retirement, your vested Award will remain exercisable by you, or your Beneficiary in the case of your death, for a period of 12 months, but not longer than 10 years from the Grant Date.

4.
Manner of Exercise of Award. Your Award may be exercised through the following method as provided under the Plan: Cash of not less than the Fair Market Value per Share at the date of exercise of the Stock Appreciation Right over the Base Price per Share multiplied by the number of vested shares subject to the Stock Appreciation Right to be exercised, minus the amount of any required tax withholding.

5.
Withholding Taxes. By accepting this Award, you acknowledge and agree that you are responsible for, and that Tyson may withhold, all applicable income and other taxes from any Award, including federal, state and local taxes applicable in your country of residence or employment. If applicable, Tyson shall withhold such taxes by any manner acceptable under the terms of the Plan.

6.
Beneficiary Designation. In accordance with the terms of the Plan, you may name a Beneficiary who may exercise your Award under this Award Agreement in case of your death before you receive any or all of your Award. Each Beneficiary designation shall revoke all prior designations, shall be in a form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during your lifetime.

7.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

8.
Severability. In the event that any one or more of the provisions or portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

10.
Restrictions on Transfer of Award. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

Exhibit 10.8

11.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

12.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.
No Vested Right in Future Awards. You acknowledge and agree by accepting this Award Agreement that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

14.
No Right to Continued Employment. You acknowledge and agree that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason subject to applicable laws and regulations.

15.
No Rights as Shareholder.  You acknowledge and agree that you shall have no rights as a shareholder with respect to Tyson Foods, Inc. by virtue of this Award Agreement, and Tyson Foods, Inc. shall make no adjustment for any dividends or distributions or other rights on or with respect to the Award.

16.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the [INSERT APPROPRIATE JURISDICTION] without giving effect to the conflict of laws principles thereof.

17.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

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